Filed pursuant to Rule 424(b)(3) of the Rules
and Regulations under the Securities Act of 1933.
Registration Nos. 333-70060 and
333-70060-01 through 333-70060-22.

PROSPECTUS SUPPLEMENT NO. 5

$492,400,000

BEST BUY CO., INC.
Convertible Debentures due June 27, 2021
Convertible into
Common Stock
Guaranteed as to Payment of Principal and Interest
By Certain Subsidiaries of Best Buy Co., Inc.

        This prospectus supplement supplements the prospectus dated October 9, 2001 of Best Buy Co., Inc. and its Restricted Subsidiaries, as supplemented October 19, 2001, November 9, 2001, December 5, 2001 and February 21, 2002, relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $492,400,000 aggregate principal amount at maturity of the debentures and the shares of common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus and prospectus supplements nos. 1, 2, 3 and 4, and this prospectus supplement is qualified by reference to the prospectus, as supplemented, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus, as supplemented. Capitalized terms used in this prospectus supplement have the meanings specified in the prospectus.

        On April 12, 2002, our Board of Directors declared a three-for-two stock split payable on May 10, 2002, in the form of a stock dividend of one share for every two shares outstanding on April 26, 2002. Share information contained in this prospectus supplement has been adjusted to give effect to the three-for-two stock split.

        The following represents updated information regarding the selling securityholders listed in the table in the "Selling Securityholders" section of the prospectus, as supplemented:

Name	Aggregate Principal Amount at Maturity of Debentures Owned before Offering	Aggregate Principal Amount at Maturity of Debentures that may be Sold	Percentage of Debentures that may be Sold	Number of Shares of Common Stock that may be Sold	Percentage of Shares of Common Stock that may be Sold(1)
Deephaven Domestic Convertible Trading Ltd.	$29,700,000	$29,700,000	6.0%	350,670	*
MLQA Convertible Securities Arbitrage Ltd.	10,000,000	10,000,000	2.0%	78,714	*
Merrill Lynch International Limited	15,000,000	15,000,000	3.0%	177,106	*
Morgan Stanley Dean Witter Convertible Securities Trust	1,000,000	1,000,000	*	11,807	*
OZ Master Fund, Ltd.	21,010,000	21,010,000	4.3%	248,067	*

*
Less than 1.0%

(1)
Based on 316,398,523 shares of common stock outstanding as of September 1, 2001.

        Investing in the debentures and our common stock involves risks. See "Risks Related to the Debentures" on page 11 of the prospectus.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is July 17, 2002.